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For Immediate Release


                                                                  EXHIBIT 99.1



                               AMEDISYS ANNOUNCES
                        NET SERVICE REVENUE OVERSTATEMENT

BATON ROUGE, Louisiana (June 13, 2001) - Amedisys, Inc. (OTC BB: "AMED") today announced that it believes that it has overstated its net service revenues for the quarters ended December 31, 2000 and March 31, 2001.

The implementation of the Prospective Payment System ("PPS") on October 1, 2000 made significant changes to the reimbursement methodology for home health nursing companies, necessitating changes to systems processing provider and patient-specific claims for both the intermediary and the individual home health provider. The Company noted certain discrepancies in these systems which had the effect of overstating net service revenues. At this time, the Company is continuing to verify all the data to determine the overall impact upon previously reported revenues. While the Company has not yet determined the exact amount, it believes the resulting negative adjustment to net service revenues could range between $4 and $7 million, to be allocated between the fourth quarter of 2000 and the first quarter of 2001. The Company expects to report actual adjustments as soon as possible.

The Company expects to be profitable in the quarter ending June 30, 2001 with continued growth in revenue and profitability throughout the year.

A conference call has been scheduled for 9:00 a.m. Eastern Time on Thursday, June 14, 2001, to discuss these issues. The call will be hosted by Bill Borne, Chief Executive Officer of Amedisys, Inc.

TO PARTICIPATE IN THE CONFERENCE CALL, PLEASE DIAL 800-388-8975 A FEW MINUTES BEFORE 9:00 A.M. EDT ON JUNE 14, 2001. A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE THROUGH JUNE 21, 2001, BY DIALING 800-428-6051. THE ACCESS CODE IS #197048 FOR THE REPLAY.

Amedisys, Inc. is a multi-regional provider of home health nursing services and is headquartered in Baton Rouge, Louisiana. Its common stock trades on the OTC Bulletin Board under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.




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    Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
    RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893

                                 or via e-mail

                              at info@rjfalkner.com